For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2800 rkrawiec@progenics.com

PROGENICS EARNS $5 MILLION FROM WYETH FOR ACHIEVING METHYLNALTREXONE MILESTONE

Tarrytown, NY - October 25, 2006 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced that it has earned a $5 million payment from Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE). This first milestone payment under the companies’ collaborative agreement was triggered by Progenics’ start of a phase 3 clinical trial of intravenous methylnaltrexone for the treatment of post-operative ileus (POI), a debilitating impairment of the gastrointestinal tract that occurs after surgery. Methylnaltrexone is an investigational drug that is designed to treat the peripheral side effects of opioid analgesics without interfering with pain relief. In December 2005, Wyeth and Progenics Pharmaceuticals entered into a collaboration to develop and commercialize methylnaltrexone. Under the terms of the agreement, Progenics has the potential to receive as much as $356.5 million, including the payment announced today, payable upon achievement of certain milestones.

The previously announced phase 3 clinical study of intravenous methylnaltrexone in POI is enrolling approximately 500 patients who have undergone segmental colectomy surgery in a double-blind, randomized, placebo-controlled clinical trial at approximately 90 surgical centers worldwide. Key elements of the study design, including the primary efficacy endpoint, were reviewed with the United States Food and Drug Administration (FDA) under a Special Protocol Assessment in July 2006. In this trial, study medication (methylnaltrexone, at one of two dose levels, or placebo) is administered following surgery and every six hours until the patient recovers gastrointestinal function or for up to 10 days after surgery.

The intravenous form of methylnaltrexone currently under investigation for the treatment of post-operative ileus has received Fast Track designation from the FDA. Fast Track designation facilitates development and may expedite regulatory review of drugs that FDA recognizes as potentially addressing an unmet medical need for serious or life-threatening conditions. Progenics and Wyeth plan a second global phase 3 study, in a similar surgical setting, scheduled to begin later this year. Subsequent to satisfactory completion of these studies, a New Drug Application is planned for intravenous methylnaltrexone in late 2007 or early 2008.

In a phase 2 study of intravenous methylnaltrexone in patients who had undergone segmental colectomy surgery, those individuals who received methylnaltrexone exhibited an acceleration of gastrointestinal recovery by at least one day on average compared to placebo. Significant improve-ments were seen in clinically important measures of gastrointestinal recovery: time to first bowel movement and discharge eligibility from the hospital. Methylnaltrexone was generally well tolerated in this study, with no reports of serious adverse events related to the drug. There are no medicines currently approved to treat POI. Post-operative ileus is a major contributor to prolonged hospital stays and therefore represents an important cause of increased health care costs. Because many postoperative patients cannot tolerate oral intake, including medications, intravenous methylnaltrexone may represent an important therapy for these patients.

Company Profile
Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation and post-operative ileus. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immuno-therapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

PROGENICS DISCLOSURE NOTICE: The information contained in this document is current as of October 25, 2006. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.